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                               FOSTER WHEELER LTD.

RAYMOND J. MILCHOVICH                                   TEL 908-730-5060
Chairman, President and                                 FAX 908-730-4600
Chief Executive Officer



REVISED
April 17, 2002


VIA MESSENGER
-------------
PERSONAL AND CONFIDENTIAL
-------------------------

Mr. Henry E. Bartoli
6 Bamboo Lane
Far Hills, NJ 07931

Dear Hank:

This revised letter confirms our discussions regarding your separation from employment with Foster Wheeler Ltd., including its subsidiaries, divisions and affiliates (collectively the "Company"). The details of our discussions are set out below.

1.    Separation from Employment

It is understood that your separation from employment with the Company was effective Monday, April 15, 2002.

Except as otherwise provided herein (i) all salary and any employee benefits due to you as of your separation date according to the established policies, plans and procedures of the Company shall be paid or made available to you in accordance with the terms of those established policies, plans and procedures, and (ii) any employee benefit continuation or conversion rights existing under such established plans of the Company shall be made available to you in accordance with the terms of such established plans. If you have any questions regarding your benefits, please contact James E. Schessler.

2.    Separation Benefits and Additional Benefits

On the condition that (i) ON OR BEFORE JUNE 7, 2002 you sign, date and return to me a copy of this letter agreement and the Waiver and Release Agreement attached hereto as Attachment I, and (ii) you do not revoke the signed Waiver and Release Agreement, you will receive from the Company the following separation benefits and additional benefits:

         (a)      Separation benefits

                  (i) The Company shall record in its personnel records that your separation from employment with the Company was not for cause.



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Mr. Henry E. Bartoli
REVISED April 17, 2002
Page 2



                  (ii) Senior management of the Company shall furnish you with a neutral reference in response to inquiries from prospective employers.

                  (iii) The Company hereby waives, releases and discharges you, including your heirs and assigns, from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have or could be asserted against you arising out of or related to your employment with and/or separation from employment with the Company and/or any other occurrence up to and including your separation date, but excluding any unlawful actions by you. The Company has no knowledge at present of any unlawful actions by you while you were employed by the Company.

         (b)      Additional benefits

                  (i) As separation pay, the Company shall pay to you one hundred and four (104) weeks of your current base salary payable in installments in accordance with the Company's regular payroll payment schedule. Payment of separation pay shall commence after the seven (7) day revocation period described below has passed.

                  (ii) For the two (2) year period commencing with your separation date, your coverage under the Company sponsored health and welfare benefit plans (excluding vacation and sick leave accrual) will be continued as if you were an active employee of the Company, including the relative Company and active employee portions of the cost of coverage.

                  (iii) Under the Company's Supplemental Employee Retirement Plan ("SERP"), you will be eligible to receive your SERP benefit in a single lump sum payment on or after the second anniversary of your separation date. Your SERP benefit shall be determined on the second anniversary of your separation date to include your age on April 15, 2004 and two (2) additional years of service for the period April 15, 2002 to April 15, 2004. In addition, under the Company's defined benefit pension plan you will receive two (2) additional years of service for the period April 15, 2002 to April 15, 2004.

                  (iv) As soon as practicable, the Company shall cause all transfer and other restrictions to be removed from all shares of capital stock of the Company then registered in your name and any stock options which you hold to purchase shares of the capital stock of the Company will be fully vested.


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Mr. Henry E. Bartoli
REVISED April 17, 2002
Page 3




                  (v) For the one (1) year period commencing with your separation date, you shall be permitted to retain use of the automobile currently leased by the Company for you.

                  (vi) The Company shall pay you not later than June 30, 2002 the amount of $48,435.00 in a single lump sum payment for your two hundred fifty-seven (257) hours of accrued but unpaid vacation time. It is acknowledged and agreed that you are not eligible for payment of any accrued sick pay.

                  (vii) The Company shall pay for executive level career transition assistance services for you by a career transition assistance firm selected by you and approved in writing by the Company. You must commence the executive level career transition assistance program within sixty (60) days after your separation date. In lieu of, and not in addition to, the foregoing executive level career transition assistance services, you may elect in writing by June 30, 2002 to utilize the services of a financial advisor for a one year period for which the Company shall pay directly or reimburse you up to $8,000.00 upon presentation of statements by such financial advisor.

                  (viii) For calendar years 2002 and 2003, you shall be eligible to receive a bonus under the Company's Incentive Compensation Plan (or any successor plan which may be adopted in lieu of such Incentive Compensation Plan). Such bonus shall be that percentage amount of your annual base salary equal to the average percentage of base salaries paid as bonuses under the annual segment of the Company's Incentive Compensation Plan (or successor plan) to the senior executive officers of the Company at your former executive level during each such calendar year. For purposes of such bonus determination, such senior executive officers of the Company are the Company's Senior Vice President and General Counsel, Senior Vice President Human Resources and Administration, Treasurer, Secretary, and the Deputy General Counsel. Such bonus shall be paid to you at the same time as payments are made to the participants in the Incentive Compensation Plan (or successor plan).

You acknowledge that the foregoing separation benefits are extra benefits which you would not be entitled to under the Company's established policies, plans and procedures and the separation benefits are in exchange for your signing the letter agreement and signing (and not later revoking) the Waiver and Release Agreement. You further acknowledge and agree that the Company's offer of the separation benefits and additional benefits to you and your signing of this letter agreement and the Waiver




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Mr. Henry E. Bartoli
REVISED April 17, 2002
Page 4


and Release Agreement does not in any way indicate that you have any viable claims against the Company or that the Company has or admits any liability to you whatsoever.

You are encouraged to consult with an attorney of your choice at your own expense prior to signing a copy of this letter agreement and the Waiver and Release Agreement, and you acknowledge that you have been given at least twenty-one (21) days within which to consider this letter agreement and the Waiver and Release Agreement. You acknowledge that the modifications reflected in this revised letter will not restart the running of the twenty-one (21) day period referenced hereinabove which began on April 17, 2002.

You are further advised that you may revoke the signed Waiver and Release Agreement within seven (7) days after its signing. Any such revocation must be made in writing and be received by me within the seven (7) day period. All legally required taxes and any monies owed the Company shall be deducted from the separation benefits and additional benefits provided under this letter agreement. The Company acknowledges that your separation benefits and additional benefits shall continue if you obtain employment with another employer, provided that you are not in breach of this letter agreement and/or the Waiver and Release Agreement.

3.       Company Property/Expenses

You agree to immediately return to the Company all files, records, documents, reports, computers, and other business equipment, keys, credit cards and calling cards, unused airline tickets, ID cards, cellular telephones and beepers, employee handbook, and other physical or personal property of the Company in your possession or control and you further agree that you will not keep, transfer or use any copies or excerpts of the foregoing items. You must also ensure that all business expenses for which you are entitled to reimbursement under the Company's expense reimbursement policy are documented and submitted for approval within thirty (30) days after your separation date.

4.       Confidentiality/Cooperation/Obligations

You agree from and after today to keep strictly confidential the existence and terms of this letter agreement and you further agree that you will not disclose them to any person or entity, other than to your immediate family, your attorney, and your financial advisor, or except as may be required by law or to enforce this letter agreement. The Company agrees from and after today to keep strictly confidential the existence and terms of this letter agreement and further agrees that it will not disclose them to any person or entity, other than to employees on a need-to-know basis, its attorneys and financial advisors, or except as may be required by law or to enforce this letter agreement.

Except as otherwise provided in this letter agreement or required under the terms of the Company sponsored employee benefit plans, following your separation date the



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Mr. Henry E. Bartoli
REVISED April 17, 2002
Page 5



Company will have no further obligations to you and you will have no further obligations to the Company. You acknowledge that after your separation date you shall not represent yourself to be an employee of the Company nor take any action which may bind the Company with regard to any customer, client, supplier, vendor or any other party with whom you have had contact while performing your duties as an employee of the Company.

You further agree that from and after today you shall not take any actions or make any statements to the public, future employers, current, former or future Company employees, or any other third party whatsoever that disparage or reflect negatively on the Company and its affiliates, and its and their officers, directors, or employees. Senior management of the Company agrees that senior management shall not take any actions or make any statements to the public or any third party whatsoever that disparage or reflect negatively on you.

You further agree from and after your separation date to make yourself available to the Company to provide reasonable cooperation and assistance to the Company with respect to areas and matters in which you were involved during your employment, including any threatened or actual litigation concerning the Company, and to provide to the Company, if requested, information and counsel relating to ongoing matters of interest to the Company. The Company will, of course, take into consideration your personal and business commitments, will give you as much advance notice as reasonably possible, and ask that you be available at such time or times as are reasonably convenient to you and the Company. The Company agrees to (i) reimburse you for the actual out-of-pocket expenses you incur as a result of your complying with this provision, subject to your submission to the Company of documentation substantiating such expenses as the Company may require, and (ii) after April 15, 2004, pay you for your time at the rate of Two Hundred Dollars ($200.00) per hour.

Proprietary information, confidential business information and trade secrets (hereinafter collectively "Confidential Information") which became known to you as an employee of the Company remains the property of the Company. Such Confidential Information includes, but is not limited to, materials, records, books, products, business plans, business proposals, software, lists of actual or potential customers or suppliers, financial information, computer disks, computer printouts, documents, information stored electronically, personnel information and data of the Company and its customers, but excludes information which is generally known to the public or becomes known except through your actions. You agree from and after today that you will not at any time, directly or indirectly, disclose Confidential Information to any third party or otherwise use such Confidential Information for your own benefit or the benefit of others. Also, you acknowledge that the terms and conditions of your Confidential Information And Patent Agreement dated December 15, 1992 remains in effect in accordance with its terms, including all of your obligations thereunder. You covenant and agree that during the twelve (12) month period from your separation date, you will




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Mr. Henry E. Bartoli
REVISED April 17, 2002
Page 6





not perform services which are the same as or substantially similar to the services you provided for the Company, for, or on behalf of the four entities, including any of such entities' subsidiaries or affiliates, listed on the attached Attachment II.

You covenant and agree that during the twelve (12) month period from your separation date, you shall not at any time, directly or indirectly, solicit any client/customer of the Company with respect to the Company related projects listed on the attached Attachment III. You also covenant and agree that during the twelve (12) month period from your separation date, you shall not at any time, directly or indirectly, solicit any client/customer of the Company listed in the customer alliance portion of the attached Attachment III with respect to the scope of work delineated in the alliance/relationship agreement between the Company and such customer/client. If you request in writing, the Company shall furnish you with the above-referenced scope of work provisions.

You covenant and agree that during the twenty-four (24) month period from your separation date, you shall not at any time, directly or indirectly, induce or solicit any employee of the Company to terminate his or her employment with the Company or to obtain employment elsewhere.

You covenant and agree that during the twenty-four (24) month period from your separation date, you shall furnish a copy of this Paragraph 4 in its entirety to any prospective employer prior to accepting employment with such prospective employer.

If any court determines that any portion of this Paragraph 4 is invalid or unenforceable, the remainder of this Paragraph 4 shall not thereby be affected and shall be given full effect without regard to the invalid provision. If any court construes any of the restrictions in this Paragraph 4 to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

You acknowledge and agree that your obligations set forth in this Paragraph 4 are reasonably necessary to protect the Company and its legitimate interests. You further acknowledge the adequacy of consideration for these obligations based on any one of the Company promises contained in Paragraph 2 above. You further acknowledge and agree that damages may not be an adequate remedy for your material breach of any provision of this Paragraph 4, and further agree that the Company shall be entitled to obtain appropriate injunctive and/or other equitable relief for any such material breach, without the posting of any bond or other security.

5.       General Matters

You acknowledge and agree that in signing this letter agreement (including Attachment I) you do not rely and have not relied on any representation or statement by the Company or by its employees, agents, representatives, or attorneys with regard to the subject matter, basis or effect of the letter agreement (including Attachment I).



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Mr. Henry E. Bartoli
REVISED April 17, 2002
Page 7


This letter agreement as revised is deemed made and entered into in the State of New Jersey, and in all respects shall be interpreted, enforced and governed under the laws of the State of New Jersey, without given effect to its choice of laws provisions, to the extent not preempted by federal law. Any dispute under this letter agreement (including Attachment I) shall be adjudicated by a court of competent jurisdiction in the State of New Jersey.

The language of all parts of this letter agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party. The provisions of this letter agreement shall survive any termination of this letter agreement when necessary to effect the intent and terms of this letter agreement expressed herein.

If any of the provisions of this letter agreement (including Attachment I) shall be held to be invalid by a court of competent jurisdiction, such holding shall not in any way whatsoever affect the validity of the remainder of this letter agreement (including Attachment I).

This letter agreement supersedes any and all prior oral or written understandings regarding your voluntary or involuntary separation from employment with the Company and contains the entire agreement between you and the Company with respect to the matter of your separation from employment. No modification of any provision of this letter agreement shall be effective unless made in writing and signed by you and the President and Chief Executive Officer of the Company. This letter agreement shall not be assignable by you.

This letter agreement shall be binding upon and inure to the benefit of you and the Company and our respective successors, assigns, heirs, estates and legal representatives, including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred, or to any affiliate of the Company or such entity following the transactions referred to hereinabove.

Should you require further clarification of any aspect of the above arrangements, or wish to discuss their implementation, please contact me or James E. Schessler.

Please indicate your agreement and acceptance of these provisions by signing and dating the enclosed copy of this letter agreement and the Waiver and Release Agreement and returning them to me on or before June 6, 2002. Following your acceptance, the arrangements will be implemented and administered as described herein.

So that there is no misunderstanding, please understand that if for any reason I do not receive the signed copy of this letter agreement and the Waiver and Release Agreement from you on or before June 6, 2002, the proposed arrangements described in this letter agreement will be deemed to be withdrawn.

Best wishes for success in your future endeavors.

                                        Sincerely yours,

                                        FOSTER WHEELER LTD.


                                        By  /S/Raymond J. Milchovich
                                           ---------------------------
                                           Raymond J. Milchovich
                                           President and Chief Executive Officer

AGREED AND ACCEPTED:


/S/HENRY E. BARTOLI
---------------------
  Henry E. Bartoli


6/6/02
---------
 Date





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